ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT made this May 01, 2013, by and between Xcape Solutions, Inc. of 207 Crystal Grove Blvd Suite 102, Lutz, Florida 33548 hereinafter referred to as 'Assignor', and ScanSys, Inc of 207 Crystal Grove Blvd Suite 201, Lutz, 33548 hereinafter referred to as 'Assignee', in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, witnesseth:

WHEREAS, Assignor entered into a Contract, included as an attachment to this Agreement, namely David Ellis hereinafter referred to as Contract with Juvenile Welfare Board of Pinellas County, hereinafter 'Obligor';

WHEREAS, the Contract has an expiration date of December 31, 2013 as may be extended as permitted therein;

WHEREAS, Assignor wishes to assign all of its rights and obligations under the Contract to Assignee; and

WHEREAS, the Contract does not require the prior consent of the Obligor;

NOW THEREFORE, Assignor and Assignee agree as follows:

1. Assignor and Assignee hereby agree that the Assignor shall assign all its right, title, and interest, and delegate all its obligations responsibilities and duties, in and to the Contract, to Assignee.

2. Assignee hereby accepts the assignment of all of Assignors obligations responsibilities and duties under the Contract and all of Assignors right, title and interest in and to the Contract.

3. Notwithstanding the foregoing, Assignor agrees to defend and indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages, resulting from Assignors performance prior to the assignment of the contract and resulting from Assignees performance after the assignment of the Contract, provided however, that after the assignment of the Contract the State shall first look to Assignee to satisfy all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages resulting from Assignees performance.

4. Assignee agrees to indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages, resulting from Assignees performance after the assignment of the Contract.

5. This Agreement is governed by the laws of the state of Florida, without regard to Florida's conflict or choice of law provisions, and both parties expressly consent to jurisdiction in such courts.

IN WITNESS WHEREOF, the parties set their hands and seals as of the date first above written.

Xcape Solutions, Inc.

ScanSys, Inc

Christopher Ryan Strohl
NOTARY
PUBLIC
Exp. October 17, 2015
GILMER COUNTY GEORGIA

NOTARY PUBLIC STATE OF FLORIDA
Notary Public State of Florida
Danielle L Rowell
My Commission EE 845312
Expires 11/20/2016

Online Subscription Agreement: TERMS OF SERVICE

Updated on December 4, 2012

THIS IS A LEGAL AGREEMENT ("AGREEMENT") BETWEEN Juvenile Welfare Board, primary location is 14155 58th Street North Clearwater, Fl. 33760 ("JWB" or "Customer") AND Xcape Solutions, Inc. a Florida corporation with a primary location of 207 Crystal Grove Blvd. Lutz, Fl. 33548 BY ACCESSING AND/OR USING THE SERVICE(S), YOU ARE AGREEING, ON BEHALF OF YOURSELF AND/OR YOUR COMPANY/AGENCY, TO BE BOUND BY THE TERMS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, DO NOT ACCESS AND/OR USE THE SERVICE(S).

Email: support@Scansys.us

- 1. Definitions. As used in this Agreement, the following defined terms shall apply:
  - 1.1. Agreement means these Terms of Service as may be amended from time to time and any other documents incorporated by reference.
  - 1.2. Xcape Solutions, Inc. means the entity set forth in Section 9 of this Agreement.
  - 1.3. Confidential Information All Data collected by Customer through use of the Scansys system is Confidential Information. In addition any material that is a Trade Secret defined by Florida law and properly designated (by clearly marking on the document that it is a Trade Secret and exempt from disclosure)as Confidential Information by Xcape Solutions, Inc. may be deemed Confidential Information unless it is determined that pursuant to Florida's Public Record Act that it is not Confidential Information.
  - 1.4. Customer refers to the Juvenile Welfare Board of Pinellas County, the legal entity that enters into this Agreement.
  - 1.5. Effective Date means the date of electronic acceptance of this Agreement by Customer.
  - 1.6. My Account means Customer's specific page within the Xcape Solutions, Inc. website where Customer subscribes to the 1Services and provides Customer account information such as Registration Data and Payment Information.
  - 1.7. Party means individually Customer or Xcape Solutions, Inc. and Parties means Customer and Xcape Solutions, Inc. collectively.
  - 1.8. Payment Information means limited Customer information related to billing and payment matters collected by Xcape Solutions, Inc. during the contracting process. Such Payment Information will include a valid debit card or credit card number with available credit sufficient to pay the applicable Subscription Fees, an election of a preferred billing frequency, and other information as required by Xcape Solutions, Inc
  - 1.9. Privacy Policy means the Xcape Solutions, Inc Privacy Policy which can be viewed by clicking the "Privacy Policy" hypertext link located on the Xcape Solutions, Inc website.
  - 1.10. Registration Data means limited Customer information collected by Xcape Solutions, Inc during the online registration process.
  - 1.11. Services means the generally available services, provided by Scansys ™ to the Customer, as subscribed hereunder:
  - Definition: Scansys ™ refers to a system which consists of a physical or virtual machine including, but not limited to, computers, servers, biometric devices, printers, switches, and routers connected to a network owned by Xcape Solutions, Inc; and (ii)server is a physical or virtual machine that shares resources (e.g., access to data files, programs and other peripheral devices) with other devices on a network.
  - Exclusions: Any and all hardware or software not provided by Xcape Solutions, Inc is not warranted to function with the scansys ™ system. Xcape Solutions, Inc cannot assume any responsibility for JWB hardware or Software not provided by Xcape Solutions, Inc. The JWB will be responsible for all updates to the M2SYS drivers.
  - 1.12. Subscription Fee means the fee for Customer's use of and access to the Services as subscribed to the Customer in Exhibit 2
  - 1.13. Term means the term of this Agreement commencing on the Effective Date and continuing until 12/31/2013. A continuation of this agreement must be agreed to by both parties on or before the termination of this agreement.

- 2. Customer Rights and Restrictions.

- 2.1. Customer Access and Use. During the Term of this Agreement, and upon payment of all applicable Subscription Fees, Customer may access and use the Services pursuant to and in accordance with the provisions of this Agreement. Xcape Solutions, Inc will enable Customer and its Named Authorized Users to access and utilize the Services as contemplated by the Agreement. Thereafter, Customer shall be solely responsible for selecting and managing its users and providing each of them with the information necessary for access to and use of the Services. Customer may reassign Named Authorized Users, Devices and/or Server(s) without incurring additional fees provided that the number of such Named Authorized Users, Devices and/or Server(s) does not increase. Customer may inform its users, customers and employees that the Services are powered by Xcape Solutions, Inc If Customer's broadband connection fails, the Services will also fail. The Services may cease to function if there is a power cut or failure. These failures may be caused by reasons outside of the control of Xcape Solutions, Inc, and such failure are not warranted or indemnified, including any financial consequences or other liabilities resulting from such failures. All data collected by the customer will remain the property of the customer even after the termination of this agreement
- 2.2. Reverse Engineering. Except to the extent permitted by law, Customer may not modify, distribute, prepare derivative works of, reverse engineer, reverse assemble, disassemble, decompile or otherwise attempt to decipher any code used in connection with the Services and/or any other aspect of Xcape Solutions, Inc's technology.
- 2.3. Abuse. Customer shall not access and/or engage in any use of the Services (I) in a manner that abuses or materially disrupts the networks, security systems, Services and/or websites of Xcape Solutions, Inc and/or (ii) to communicate any message or material that is deemed harassing, threatening, indecent, obscene, slanderous, or otherwise unlawful.
- 2.4. Illegal Purposes. Customer shall not use the Services for fraudulent or illegal purposes.
- 2.5. Resale. Customer shall not market, offer to sell, sell and/or otherwise resell the Services to any third Party.
- 2.6. No Representation by Customer. Neither Customer nor any of its Named Authorized Users, customers, employees or representatives shall make any representations with respect to Xcape Solutions, Inc, the Services or this Agreement (including, without limitation, that Xcape Solutions, Inc is a warrantor or co-seller of any of Customer's products and/or services).
- 2.7. Cookies. By using the Xcape Solutions, Inc Services or websites, Customer agrees to the use of cookies. Cookies are small text files that contain data and are used to enhance Customer's experience. Xcape Solutions, Inc uses cookies to facilitate the use of the Services and websites. Analytical cookies are used to collect information to improve how the Services and websites work. Functional cookies are used to store Customer's preferences and improve the functionality of the Services.
- 2.8. Limited Grant of Rights. No other rights are granted hereunder to Customer except as expressly set forth in this Agreement.

- 3. Online Registration. To subscribe to Services via the various Xcape Solutions, Inc product websites, Customer must complete the online registration process, including Customer's electronic acceptance of this Agreement, and Xcape Solutions, Inc must then accept such online registration. Xcape Solutions, Inc may reject an online registration by a potential Customer at its sole discretion and is not obligated to provide a reason for its rejection. In the event a potential Customer's online registration is rejected by Xcape Solutions, Inc, such potential Customer may submit a new online registration for re-evaluation by Xcape Solutions, Inc

- 3.1. Registration Data. All Registration Data provided by or on behalf of Customer must be current, complete and accurate, and Customer is solely responsible for updating such Registration Data as necessary. Xcape Solutions, Inc reserves the right to terminate this Agreement immediately in the event any Registration Data is found to be inaccurate, incomplete and/or not current at any time. Customer is hereby informed that Registration Data is subject to automatic processing by Xcape Solutions, Inc for the purposes of managing Customer's account. Customer will have access to Registration Data and may update or correct it as necessary. If Xcape rejects the customer registration the contract is null and void and customer has no future obligations under this Agreement.

- 3.2. Account Password/Security. As part of the online registration process, Customer will choose a password and a user name. Customer is entirely responsible for maintaining the confidentiality of its password and account, and Customer is solely responsible for any and all activities that occur under its account. Customer agrees to notify Xcape Solutions, Inc immediately of any unauthorized use of its account or any other breach of security. Xcape Solutions, Inc shall not be liable for any loss that Customer may incur as a result of a third party using its password or account, either with or without its knowledge. Customer may be held liable for losses incurred by Xcape Solutions, Inc and/or another party due to a third party using Customer's account or password.

    - 3.3. Payment Information. All Payment Information provided by or on behalf of Customer must be current, complete and accurate, and Customer is solely responsible for updating such Payment Information as necessary. Customer hereby authorizes Xcape Solutions, Inc, from time to time, to take

steps to determine whether the debit card or credit card number provided is valid. Xcape Solutions, Inc reserves the right to terminate this Agreement in the event any Payment Information is found to be inaccurate, incomplete and/or not current at any time and the customer does not correct the situation within 48 business hours after receiving written notice from Xcape Solutions,Inc. . Xcape Solutions, Inc shall not be responsible for any overdraft charge or other fees that may be incurred by Xcape Solutions, Inc's use of Customer's debit card or credit card for payment hereunder. Xcape Solutions, Inc. will contact the customer, in writing, in the event that the customer payment is rejected for any reason and give the customer 48 business hours to resolve the issue.

- 3.4. Privacy Policy. Xcape Solutions, Inc's use of any information provided by Customer, including without limitation, Registration Data and Payment Information, is set forth in Xcape Solutions, Inc's current Privacy Policy in Exhibit 3

- 4. Term and Termination.

- 4.1. Term. This Agreement shall commence on the Effective Date and continue until 12/31/2013. The Agreement may be extended for one additional year if both parties agree in writing.
- 4.2. Termination. Xcape Solutions, Inc. of the Customer reserves the right to terminate this Agreement immediately if either party breaches any of its material obligations under this Agreement. Customer may terminate this Agreement without cause with 60 days written notice.
- 4.3. Effect of Termination. Upon termination of this Agreement, Customer will immediately discontinue all access to and use of the Services and cease to represent in any form that it is a user of the Services. Xcape Solutions, Inc will immediately disable Customer's account upon termination. Xcape Solutions, Inc., will return within 7 days of termination all data collected by or on behalf of JWB through the Scansys system. Xcape Solutions, Inc., agrees that Customer is the owner of all data collected by it or on its behalf by the Scansys systems pursuant to this Agreement. Neither Party shall be liable for any damages resulting from a termination of this Agreement in accordance with this Section 4.3; provided, however, the termination of this Agreement shall not affect any claim arising prior to such termination. Customer will only be responsible for charges incurred up through the date of termination of the Agreement and will have no obligation for any charges for any fees and services after the date of termination.

- 5. Fees and Charges.

- 5.1 Fees listed in Exhibit 2 Scansys ™ Price Sheet are based on a one year commitment. Customer is only responsible for the fees set forth in Exhibit 2.

- 5.2. Subscription Fees. Customer is responsible for all Subscription Fees, and hereby authorizes Xcape Solutions, Inc to obtain payment of all such Subscription Fees in accordance with the Payment Information in Exhibit 2

- 6. Data. Xcape Solutions, Inc., agrees that all data collected by the Scansys system by or or behalf of Customer is the property of the Customer. Moreover, Xcape will provide Customer access to its data at anytime during the term of the Agreement and provide Customer its data in an agreeable format upon Customer's request. Within 7 days of termination, Xcape Solutions, Inc. will provide Customer all of its data collected by Scansys pursuant to this Agreement in a format agreed upon by the parties. As Customer is a government entity and subject to the Florida Public Records Act, unless Xcape Solutions, Inc. specifically designates something as a Trade Secret as defined by Florida law by by clearly marking it on said document, all documents received by Customer from Xcape Solutions, Inc. will be subject to disclosure pursuant to the Florida Public Records Act. Xcape Solutions, Inc. acknowledges that all documents including but not limited to emails, correspondence, memos, contracts are Public Records in accordance with Florida law. If Xcape Solutions, Inc. deems a document to contain legally protectable Trade Secrets as defined by Florida law, Xcape Solutions, inc. will clearly mark such document(s). Customer will attempt to protect such document(s) from disclosure but should it be determined by JWB, in its sole discretion, that the document is a Public Record under thePublic Records Act, it will not be a breach if customer disclosures it.Xcape Solutions, Inc., will not disclose any Confidential Information of Customer and will implement all necessary protections to protect Customer's Confidential Information from disclosure as the data collected is exempt from Florida's Public Records Act by law. Should Xcape Solutions, Inc., make or become aware of a disclosure of Customer's Confidential Information, inadvertent or otherwise, it will notify the Customer within 24 hours of becoming aware of the disclosure and will take steps to remedy the disclosure. Xcape Solutions, Inc., will defend, indemnify and hold harmless Customer from all damages, including attorney's fees and costs, resulting from Xcape Solutions, Inc.'s disclosure of and/or failure to protect Customer's Confidential Information.

- 7. WARRANTY. XCAPE SOLUTIONS, INC WARRANTS THAT (I) ANY SERVICES PROVIDED HEREUNDER WILL BE PERFORMED IN A PROFESSIONAL AND WORKMANLIKE MANNER; (II) THE SERVICES WILL PERFORM SUBSTANTIALLY IN ACCORDANCE WITH THE APPLICABLE SERVICE DOCUMENTATION UNDER NORMAL USE AND CIRCUMSTANCES; AND, (III) THE FUNCTIONALITY OF THE SERVICES WILL NOT BE MATERIALLY

DECREASED DURING THE TERM, XCAPE SOLUTIONS, INC'S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THIS WARRANTY WILL BE, AT THE SOLE OPTION OF XCAPE SOLUTIONS, INC AND SUBJECT TO APPLICABLE LAW, TO PROVIDE RESTORED SERVICE(S) WHICH CONFORMS TO THESE WARRANTIES OR TO TERMINATE THE SERVICE(S) AND PROVIDE A PRO-RATED REFUND OF ANY PREPAID SUBSCRIPTION FEES (FOR THE PERIOD FROM THE DATE OF THE BREACH THROUGH TO THE END OF THE TERM). TO THE EXTENT PERMITTED BY APPLICABLE LAW, XCAPE SOLUTIONS, INC DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THOSE OF MERCHANTABILITY, SATISFACTORY QUALITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. XCAPE SOLUTIONS, INC MAKES NO WARRANTY THAT ANY OF THE SERVICES WILL MEET THE REQUIREMENTS OF CUSTOMER OR THAT THE SERVICES WILL BE UNINTERRUPTED, TIMELY OR ERROR-FREE. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES AND CONDITIONS, SO SOME OF THE ABOVE EXCLUSIONS MAY NOT APPLY TO CUSTOMER. IF IT SHOULD BE DETERMINED THAT ANY DOWNTIME OR REDUCED FUNCTIONALITY IS A RESULT OF USING NON-XCAPE SOLUTIONS, INC EQUIPMENT OR SOFTWARE, OR IF JWB MAKES ALTERNATIONS IN EITHER HARDWARE OR SOFTWARE WITHOUT THE CONSENT OF XCAPE SOLUTIONS, INC, THIS WARRANTY IS VOIDED TO THE EXTENT OF THE DAMAGE CAUSED BY THE JWB EQUIPMENT OR SOFTWARE MODIFICATION.

- 8. <u>LIMITATION ON LIABILITY</u>. IN NO EVENT SHALL XCAPE SOLUTIONS, INC BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL LOSS, EXEMPLARY OR OTHER DAMAGES RELATED TO THIS AGREEMENT OR WHETHER DIRECT OR INDIRECT, (i) LOSS OF DATA, (ii) LOSS OF INCOME, (iii) LOSS OF OPPORTUNITY,(iv) LOST PROFITS, AND (v) COSTS OF RECOVERY OR ANY OTHER DAMAGES, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, AND INCLUDING, BUT NOT LIMITED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE, OR OTHERWISE, AND WHETHER OR NOT XCAPE SOLUTIONS, INC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, XCAPE SOLUTIONS, INC'S LIABILITY HEREUNDER IS LIMITED TO $50.00. SOME JURISDICTIONS DO NOT ALLOW LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO SOME OF THE ABOVE LIMITATIONS MAY NOT APPLY TO CUSTOMER.

- 9. <u>Contracting Party, Choice of Law and Location for Resolving Disputes</u>.

    - **Customer is contracting with:**

      Xcape Solutions, Inc
      207 Crystal Grove Blvd
      Lutz, Fl. 33548.

    - **Notices should be addressed to*:**

      Xcape Solutions, Inc
      207 Crystal Grove Blvd
      Lutz, Fl. 33548.

    - **The governing law is:**

      Florida and controlling United States federal law

    - **The courts having exclusive jurisdiction are:**

      Hillsborough County, Florida, U.S.A

In the event a dispute shall arise between the parties to this contract it is hereby agreed that the dispute shall be referred to designate a specific USA&M office or alternate service by agreement of the parties for arbitration in accordance with the applicable United States Arbitration and Mediation Rules of Arbitration. The arbitrator's decision shall be final and legally binding and judgment may be entered thereon.

Each party shall be responsible for its share of the arbitration fees in accordance with the applicable Rules of Arbitration. In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator's award, or fails to comply with the arbitrator's award, the other party is entitled to costs of suit, including a reasonable attorney's fee for having to compel arbitration or defend or

enforce the award. Notwithstanding anything else in this Agreement, all claims against Customer are limited in accordance with Florida Soverign Immunity laws 768.28

- 10. Additional Terms.

  - 10.1. Relationship of the Parties. Customer and Xcape Solutions, Inc are independent contractors. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between the Parties.
  - 10.2. Assignment. Customer may not assign its rights or delegate its duties under this Agreement either in whole or in part, and any such attempted assignment or delegation shall be void.
  - 10.3. Force Majeure. Neither Party will be responsible for any delay, interruption or other failure to perform under this Agreement due to acts beyond its reasonable control, but only for so long as such conditions persist. Force majeure events include, but are not limited to: natural disasters (e.g., lightning, earthquakes, hurricanes, floods); wars, riots, terrorist activities, and civil commotions; activities of local exchange carriers, telephone carriers, wireless carriers, Internet service providers, and other third parties; explosions and fires; embargoes, strikes, and labor disputes; governmental decrees; and any other cause beyond the reasonable control of a Party.
  - 10.4. Notice. Xcape Solutions, Inc may provide Customer with notice via email, regular mail and/or postings on the Xcape Solutions, Inc website.
  - 10.5. Compliance with Laws. Both Parties agree to comply with all applicable local, state, national and foreign laws, rules, and regulations, including, but not limited to, all applicable export and import laws and regulations, in connection with their performance, access and/or use of the Services under this Agreement. Notwithstanding the preceding sentence, Xcape Solutions, Inc does not guarantee that the Services shall be appropriate and/or available for use in any particular location and Customer is responsible for compliance with local laws to the extent applicable. Customer shall comply with all legal duties applicable to the Customer including obligations as data controller by virtue of Customer's role as meeting organizer and/or Named Authorized User. Customer must provide the relevant persons and/or participants with all information Customer is required by law to provide and, if necessary, must obtain the consent of these persons and/or participants. Notwithstanding any other provision in this Agreement, Xcape Solutions, Inc shall have the right to terminate this Agreement immediately upon the determination by Xcape Solutions, Inc that Customer is not in compliance with U.S. export laws or violates any government privacy and/or data protection laws.
  - 10.6. No Waiver. The failure of either Customer or Xcape Solutions, Inc in any one or more instance(s) to insist upon strict performance of any of the terms of this Agreement will not be construed as a waiver or relinquishment of the right to assert or rely upon any such term(s) on any future occasion(s).
  - 10.7. Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be severed from this Agreement and the other provisions shall remain in full force and effect and the Parties agree to comply with the remaining terms of this Agreement in a manner consistent with the original intent of the Agreement.
  - 10.8. No Third Party Beneficiaries. No person or entity not a party to this Agreement will be deemed to be a third party beneficiary of this Agreement or any provision hereof.
  - 10.9. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and understandings with respect to the same. No waiver or amendment of any term or condition of this Agreement shall be valid or binding on either Party unless agreed to in writing by both Parties.
  - 10.10. Captions and Headings. Captions and headings are used herein for convenience only, are not a part of this Agreement, and shall not be used in interpreting or construing this Agreement.
  - 10.11. Beta version. The terms of this subsection shall only apply to Customer with respect to any "Beta" version of any of the Services (the "**Beta Services**") made available to Customer for purposes of evaluation and feedback. Customer acknowledges that the Beta Service(s) Customer is evaluating may contain bugs, errors and other problems and is provided to Customer "as-is." Therefore, to the extent permitted by applicable law, Xcape Solutions, Inc disclaims any warranty, condition and/or liability obligations to Customer of any kind with respect to the Beta Services. Customer further acknowledges the importance of communication between Xcape Solutions, Inc and Customer during Customer's use of the Beta Services and participation in Xcape Solutions, Inc's Beta program and hereby agrees to receive related correspondence and updates from Xcape Solutions, Inc In the event Customer requests to opt-out from such communications, Customer's participation in the Xcape Solutions, Inc Beta program will be canceled. Customer also hereby acknowledges that Xcape Solutions, Inc has not made any representations, promises or guarantees that the Beta Services will ever be announced or made available to anyone in the future and that Xcape Solutions, Inc has no express or implied obligation to Customer to announce or introduce the Beta Services. During the Xcape Solutions, Inc Beta program, Customer will be asked to provide feedback regarding Customer's use of the Beta Service(s) and Customer hereby grants to Xcape Solutions, Inc a perpetual, royalty-free worldwide license to use and/or incorporate such feedback into any Xcape Solutions, Inc product or service (including the Beta Services) at any time at the sole discretion of Xcape Solutions, Inc With respect to the Beta Services, this subsection shall supersede any other terms and conditions contained herein, but only to the extent necessary to resolve conflict.

Xcape Solutions, Inc:	Juvenile Welfare Board:
By: [signature] (Authorized Representative)	By: [signature] (Authorized Representative)
David Ellis (Typed or Printed Name)	D. Gary Lancaster (Typed or Printed Name)
(Title) CEO	(Title) Executive Director
(Date) DEC. 6, 2012	(Date) Dec. 6, 2012

EXHIBIT 1
DESCRIPTION OF SERVICES

- 1. Description of Services. The selection(s) made and submitted by Customer during the online registration process will identify the specific Service(s) subscribed to by Customer hereunder and the number of Named Authorized Users for each Service, all of which shall be listed on Customer's My Account page within the Xcape Solutions, Inc website. Notwithstanding, this Agreement will apply to any Services subscribed to by Customer at any time on or after the Effective Date. The following describes the Services currently offered by Xcape Solutions, Inc:

  - 1.1. Access & Cloud Services:
    - 1.1.1. Scansys ™. By subscribing to the Scansys ™ Service, Customer may access and use the Scansys ™ Database as well as connect authorized biometric devices to the Scansys ™ system. The purpose of enabling authorized individuals to remotely access and control Named Authorized Users.
  - 1.2. IT Services:
    - 1.2.1. Devices and Server(s) means the following for purposes of the Scansys ™ Monitoring Service: (i)device is a physical or virtual machine including, but not limited to, computers, servers, biometric devices, printers, switches, and routers connected to a network; and (ii)server is a physical or virtual machine that shares resources (e.g., access to data files, programs and other peripheral devices) with other devices on a network.
  - 1.3. Services Definitions:
    - 1.3.1. Named Authorized User(s) (sometimes referenced as "NAU") means (i) those Customer-designated individuals who may access and use the Services in accordance with this Agreement. Each Named Authorized User must have a unique identifier (i.e. "Named User ID" as defined below)
    - 1.3.2. Named User ID means the unique identifier of each Customer-designated individual authorized to use the Services. A Named User ID may not be of a generic nature (e.g., john.doe@company.com is a unique Named User ID; whereas support@company.com, user1@company.com, trainer@company.com, etc., are examples of generic user identifiers).

Exhibit 3

Privacy Policy

We believe that you should know what information we collect from you, as well as understand how we use, disclose, and protect that information. We believe that you should be able to communicate with us easily to limit the disclosure of any of your personally identifiable information, where practicable, and to address any questions or concerns that you may have. And we will not disclose information to unaffiliated third parties without your consent or as otherwise provided in this Policy.

Xcape Solutions, Inc. will revise and update this Policy as Xcape Solutions, Inc. changes its practices, adds new services, or changes existing services. You should refer back to this page for the latest information.

This Policy applies to Xcape Solutions, Inc.'s services and its Web site, which are intended for the use of persons residing in the United States (including its territories and possessions), and for delivery of services within the United States.

1. INFORMATION WE COLLECT

We collect a variety of personally identifiable information about users of our services and visitors to our Web site in order to ensure an enjoyable user experience and seamless communications. When we use the term "personally identifiable information," we mean information that is directly associated with, or could be used to identify, a specific person. Such information includes a name, address, telephone number, e mail address, or information about activities directly linked to that person which would permit the physical or online contacting of that person.

Our definition of personally identifiable information does not include "aggregate information"— data we collect about a group or category of services or users or customers and from which individual user or customer identities have been removed. Aggregate information—for example, a report that indicates that a certain number of our customers reside in a particular state or region of the United States, or a report on how many of our customers visited particular pages of our Web site—aids us in understanding trends and customer needs. For example, aggregate information allows us to consider new services or tailor existing services to customer preferences, and to provide aggregate statistics (e.g., a Small Business VoIP Usage Index) to customers, potential customers, and business partners.

Our definition of personally identifiable information also does not include your Internet protocol ("IP") address, unless you have registered with us in the "Preferences" section of our Web site, in which case your IP address is linked to your personally identifiable information.

We collect the following types of personally identifiable information through use of our Web site and telephone calls to Xcape Solutions, Inc. customer service:

- **Information You Give Us:** We collect information you give us—such as your name, billing address, telephone number, e-mail address, and/or credit card number—when you purchase or use a service, participate in a promotion, or register with us in the "Preferences" section on our Web site.
- **Information We Collect Automatically:** We automatically collect certain types of information whenever you interact with us. For example, when you visit Xcape Solutions, inc's Web site, our systems automatically provide us with your IP address to tell us what type of Web browser you use, which may be linked to personally identifiable information if you have registered with us in the "Preferences" section of our Web site.

- **Information We Obtain from Other Sources:** We may obtain information about you from outside sources and add it to, or combine it with, your personally identifiable information, including information such as:
  - Credit information, which allows us to complete transactions for the purchase of Xcape Solutions, Inc. services, and
  - Commercially available demographic and marketing information from third parties, which aids us in serving you and informing you of services that may be of interest to you.

To see how we use, disclose, and protect the personally identifiable information that we collect, please review the rest of this Policy.

2. OUR USE OF PERSONALLY IDENTIFIABLE INFORMATION

Our Internal Use: In general, we use personally identifiable information to serve our existing and prospective customers and to enhance and extend our customer relationships. By understanding how you use our services and our Web site, we are able to customize and personalize our interactions with you. More specifically:

- We use personally identifiable information for billing purposes, to provide services or complete transactions you have requested, to anticipate and resolve problems with your services, and to create and inform you of products or services from Xcape Solutions, Inc. or others that better meet your needs.
- Xcape Solutions, Inc. uses e-mail, telemarketing, and direct mail to inform you about Xcape Solutions, Inc. products or services we think will interest you.

While you may choose not to receive marketing information from us, you will continue to receive bills, customer service-related notifications, and other similar information from us electronically or otherwise.

Our Customer Surveys: Periodically, you may be able to participate in our surveys to help us improve our services. Any personally identifiable information that we may collect from you in a survey will ONLY be used internally by Xcape Solutions, Inc. And unless otherwise explained in the instructions for a particular customer survey, any personally identifiable information you provide to us for purposes of that survey will be used in accordance with this Policy.

3. DISCLOSURE OF PERSONALLY IDENTIFIABLE INFORMATION

Because information about our existing and prospective customers is one of our most important business assets, we seek to protect it and keep it confidential. We do not share personally identifiable information with unaffiliated third parties, nor do we sell it to third parties. We disclose personally identifiable information only as detailed below.

Your Consent: Xcape Solutions, Inc. will not disclose personally identifiable information other than in accordance with this Policy. In general, that means that you must consent to the disclosure in advance. Depending on the service, we may obtain your consent in a number of ways, including:

- In writing;
- Verbally; or
- Online, by clicking on a link or button;

Disclosure to Unaffiliated Third Parties: : In using these Xcape Solutions, Inc. Web site, you consent to our disclosure of personally identifiable information to unaffiliated third parties as follows: We share personally identifiable information with unaffiliated third parties ONLY as necessary to complete a transaction or perform a service that you have requested, or to support the technical operation and

maintenance of our services and of our Web site. When the unaffiliated third party acts solely on our behalf Xcape Solutions, Inc. requires that party to follow our privacy practices. Xcape Solutions, Inc. DOES NOT SELL TO THIRD PARTIES ITS CUSTOMER LISTS OR ANY PERSONALLY IDENTIFIABLE INFORMATION ASSOCIATED WITH ITS CUSTOMERS.

Business Transfers: Information about our users and customers, including personally identifiable information, may be disclosed as part of any merger, acquisition, or sale of company assets. It may also be disclosed in the unlikely event of an insolvency, bankruptcy, or receivership in which personally identifiable information would be transferred as one of the business assets of Xcape Solutions, Inc.

Protection of Xcape Solutions, Inc. and Others: We release personally identifiable information when we believe release is appropriate to do one of the following:

- Comply with the law (e.g., a lawful subpoena);
- Enforce or apply our agreements to sell services to you;
- Bill and collect for services; or
- Protect our rights or property.

4. SECURITY AND DATA INTEGRITY

We maintain a variety of physical, electronic, and procedural safeguards to guard your personally identifiable information and CPNI. Specifically, we use commercially accepted procedures and systems to protect against unauthorized access to our systems. We restrict access to your personally identifiable information and CPNI to those employees and contractors—all of whom are covered by this Policy—who need to know that information to provide services to you or otherwise assist you. We protect the security of your personally identifiable information during transmission via the Xcape Solutions, Inc. Web site by using Secure Sockets Layer ("SSL") software, which encrypts information you input, so that no one else can read it as it is transmitted over the Internet. And we use an SSL connection to enable you to view, enter, and change the information in the "Preferences" section securely on our Web site.

You can take additional steps on your own to safeguard your personally identifiable information. For example, you should be sure to sign off when finished using a shared computer. And you should always log out of any Web site, including the Xcape Solutions, Inc. Web site, after viewing personal account information, such as the "Preferences" section of our Web site.

Please be advised that Xcape Solutions, Inc. has no control over the security of other sites on the Internet you might visit, interact with, or from which you might buy products or services.

5. OUR USE OF "COOKIES"

Xcape Solutions, Inc. uses "cookies" to enhance your use of our Web site. "Cookies" are small text files placed on your computer's hard drive by a Web site when you visit that Web site. These files identify your computer and record your preferences and other data about your visit to a Web site so that when you return to that site, the site operator knows who you are and can personalize your visit. For example, cookies enable a Web site shopping cart to function so that you only have to check out once. Consequently, cookies are often tied to the use of personally identifiable information while using our Web site. If you choose not to accept the use of cookies, your use of our Web site may be impaired.

Cookies allow us to do the following:

- Complete transactions you have requested;
- Collect information to determine which services and sections of our Web site are most and least popular;

- Personalize our Web site and make recommendations to you based on services you have used in the past; and

We do not use cookies to store credit card information. Xcape Solutions, Inc. does, however, use cookies to store login information (including passwords) for customers who choose the option of storing such information on their computers.

We also use a session-based cookie to maintain continuity of navigation for you when viewing our Web site during a particular on-line session. After closing the browser, the session cookie simply terminates; it is not stored on your computer's hard drive thereafter.

You can enable cookies by doing the following:

- **Internet Explorer:** On your task bar menu, select "Tools" and "Internet Options." Then select the "Privacy" tab. Move the slider to any setting other than "High" or "Block All Cookies." Then click "OK."
- **Mozilla Firefox:** On your task bar menu, select "Tools" and "Options." Select the "Privacy" tab and place a tick mark in the box for "Accept Cookies from Sites." Then click "OK."
- **Netscape Navigator/Communicator:** On your task bar menu, select "Edit" and "Preferences." Select "Advanced" and click "Accept All Cookies." Then click "OK."
- **Apple Safari:** On your task bar menu, select "Edit" and "Preferences." Select "Cookies" and then select "Always" in the "Accept Cookies" section.
- **Google Chrome:** Click the "Tools" menu to the right of the address bar and select "Options." Click on the "Under the Hood" tab, and scroll down to the "Cookie settings:" section. In the drop-down menu, select "Allow all cookies." Then click "Close."

6. ENFORCEMENT

Xcape Solutions, Inc. regularly reviews its compliance with this Privacy Policy. Please contact us with any questions or concerns regarding this Privacy Policy or Xcape Solutions, Inc.'s treatment of personal information. When we receive formal written complaints, it is Xcape Solutions, Inc.'s policy to contact the complaining customer or user regarding his or her concerns.

7. UPDATING OF OUR POLICY

Xcape Solutions, Inc. will revise or update this Policy if our practices change, as we change existing services, add new services, or develop better ways to inform you of services we think will interest you. You should refer back to this page for the latest information and the effective date of any changes.

8. Contacting Us

Email: support@Scansys.us

Phone: (813) 369-5261

Mailing Address:

Xcape Solutions, Inc.
207 Crystal Grove Blvd
Lutz, Fl. 33548.